EXHIBIT 5.1



                                    November 1, 2000



Peter Kiewit Sons', Inc.
Kiewit Plaza
Omaha, Nebraska  68131

     Re:     Form S-8 Registration Statement

Gentlemen:

     I am corporate counsel to Peter Kiewit Sons', Inc., a Delaware corporation (the "Company"), and in such capacity have examined the Registration Statement on Form S-8 to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission on or about November 1, 2000 (the "Registration Statement"). The Registration Statement will register $5,300,000 of the Company's 7.81% Series 2000 Convertible Debentures due October 31, 2010 ("2000
Debentures"). I have also examined copies of the Restated Certificate of Incorporation and the Amended and Restated By-laws of the Company. In addition, I have made such other examinations and have ascertained or verified to my satisfaction such additional facts as I deem pertinent under the circumstances.

     Based on the foregoing, it is my opinion that:

     1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

     2. The 2000 Debentures, when issued and sold pursuant to such offering and in accordance with the terms of the Trust
 Indenture, will be binding obligations of the Company.

     I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                    Very truly yours,



                                    /s/ Michael F. Norton
                                    Michael F. Norton
                                    Corporate Counsel
MFN:pkh